Exhibit 4.29

January 22, 2016

SHARE SALE AND PURCHASE AGREEMENT

between

TAL Education Group

and

the parties listed

in SCHEDULE A

THIS SHARE SALE AND PURCHASE AGREEMENT (the "Agreement") is made on the twenty-second day of January, 2016.

BETWEEN:

(1) **TAL Education Group**, a company incorporated under the laws of the Cayman Islands whose registered office is situated at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the "Purchaser"); and

(2) **the parties listed in Schedule A** (collectively, the "Sellers" and individually, a "Seller").

(The Purchaser and the Sellers are collectively referred to as the "Parties" and each a "Party".)

WHEREAS:

(A) Each Seller owns, beneficially and of record, such number of ordinary shares, par value US$0.0001 per share, of Firstleap Education, a company limited by shares incorporated in the Cayman Islands (the "Company"), as is set forth opposite such Seller's name in Schedule A hereto (the "Sale Shares").

(B) Pursuant to the Amended and Restated Shareholders Agreement, dated September 18, 2015, by and among, the Purchaser, the Sellers, the Company, and certain other parties (the "Shareholders Agreement"), the Purchaser sent a Call Option Notice (as defined in Section 6.1 of the Shareholders Agreement) requesting the Sellers to sell all and not less than all of the Sale Shares; by acknowledging the receipt of the Call Option Notice, each of the Sellers agrees to waive any rights and claims in respect of the Call Option Period (as defined in Section 6.1 of the Shareholders Agreement) and be bound by the Section 6 of the Shareholders Agreement. Thus, each of the Sellers wishes to sell, and the Purchaser wishes to purchase, all the Sale Shares, subject to Section 6 of the Shareholders Agreement and the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Purchaser and the Sellers hereby agree as follows:

2

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:

"Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

"ADSs" means the American Depositary Shares of the Purchaser, each representing two (2) Purchaser Common Shares.

"Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

"Approval" means any approval, license, authorization, release, order, or consent required to be obtained from, or any registration, qualification, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person, or any waiver of any of the foregoing.

"Business" means full-service English training courses for children in the PRC, provided by the Company and/or its Affiliates.

"Business Day" means any day (other than a Saturday or Sunday) on which commercial banking institutions in the Hong Kong Special Administrative Region and the PRC are open for business.

"Circular 37" means the Circular 37, issued by SAFE on July 4, 2014, titled "*Circular on Issues concerning Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles*," effective as of July 4, 2014, and any of its predecessors.

"Consideration Shares Recipient" means each of Agnita Investments Limited, Talent Journey Limited, Constant Success Investments Limited, Ace Frontier Developments Limited and Cheng Wai.

"Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management

3

of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

"Domestic Resident" has the meaning set forth in Circular 37 and/or other Law related to Circular 37.

"Encumbrance" means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

"Equity Securities" means, with respect to a Person, any shares, share capital, registered capital, ownership interest, equity interest, or other securities of such Person, and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans or similar rights with respect to such Person, or any contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

"ESOP" means the employee stock option plan adopted by the Company in 2013 and 2015.

"ESOP Redemption Price" means RMB 4,321,886 as consideration for the Company to terminate the ESOP and redeem all the options granted thereunder.

"Governmental Authority" means any PRC or non-PRC national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

"Governmental Order" means any order, ruling, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Indemnifiable Loss" means, with respect to any Person, any action, claim, cost, damage, deficiency, diminution in value, disbursement, expense, liability, loss, obligation, penalty, settlement, suit, or Tax of any kind or nature, together with all interest, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Person, whether directly or indirectly.

4

"Intellectual Property" means (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, Company Marks, Internet domain names, trade dress, trade names, logos, and other source identifiers, including registrations and applications for registration thereof, (iii) copyrights, including registrations and applications for registration thereof, (iv) software, and (v) confidential and proprietary information, including trade secrets, know-how, designs and drawings, engineering documents, technical manuals, patterns, processes, formulae, inventions and discoveries (whether patentable or not), and all related documentation, developer notes, comments and annotations, and other similar rights of the Company and its Affiliates, and all applications therefor and registrations thereof, and all rights to sue for past, present and future infringement or other violations of the Intellectual Property, and all goodwill associated with any of the foregoing.

"Law" means any PRC or non-PRC national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, Governmental Order, requirement or rule of law (including common law).

"Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Tax Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

"Material Adverse Effect" means any event, circumstance, change in or effect on the Business, the Company and the Affiliates or the Purchaser and its Affiliates, as the context dictates, that, individually or in the aggregate with all other events, circumstances, changes in or effects on the Business, the Company and the Affiliates or the Purchaser and its Affiliates, as the context dictates, has had or is reasonably expected to have a material adverse effect on the business, operations, prospect assets or liabilities (including without limitation, contingent liabilities) results of operations or the condition (financial or otherwise) of the Business, the Company and the Affiliates or the Purchaser and its Affiliates, as the context dictates, taken as a whole.

"National Securities Exchange" means mean the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, or any of their respective successor exchanges.

"Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934.

5

"PRC" means People's Republic of China.

"Purchaser Common Share" means Class A common share of the Purchaser, par value $0.0001 per share.

"RMB" or "¥" means Renminbi Yuan, the lawful currency of the PRC.

"SAFE" means State Administration of Foreign Exchange of the PRC.

"Tax" or "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

"Tax Liability" means Liability resulting from any claim of Taxes arising from an event relating to Taxes occurred before the Closing, except for such Liability is (i) promptly cured without recourse to cash or other assets of the applicable Person; (ii) has been clearly disclosed in the financial statements of the applicable Person.

"USD" or "U.S. $" means the dollars of the United States, the lawful currency of the United States.

"U.S. GAAP" means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

SECTION 1.02. Definitions The following terms have the meanings set forth in the Sections set forth below:

Definition	**Location**
"Aggregate Purchase Price"	2.02(a)
"Agreement"	Preamble
"Arbitration Rules"	10.09(b)
"Cash Consideration"	2.02(a)
"Consideration Shares"	2.02(a)

6

"Closing"	2.03
"Closing Date"	2.03
"Closing Deliveries"	2.02(c)
"Company"	Preamble
"Company Security Holder"	3.03
"HKIAC"	10.09(b)
"Lockup Agreement"	9.01
"PRC Tax Matters"	5.02
"Purchaser"	Preamble
"SAFE Rules and Regulations"	3.03
"Sale Shares"	Recitals
"Sellers"	Preamble
"Shareholders Agreement"	Recitals

SECTION 1.03. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

(d) the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

7

(h) references to a Person are also to its successors and permitted assigns; and

(i) the use of "or" is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of the Sale Shares.

Upon the terms and subject to the conditions of this Agreement, at the Closing, each of the Sellers shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, severally but not jointly, to the Purchaser, such number of Sale Shares for such a price as set forth opposite its name in Schedule A and any and all right, title and interest of any Seller in and to such Sale Shares, and the Purchaser shall purchase such Sale Shares.

SECTION 2.02. Purchase Price

(a) The aggregate purchase price for the Sale Shares shall be one hundred and twenty nine million five hundred and sixty two thousand two hundred and eighty two RMB (RMB 129,562,282) (the "Aggregate Purchase Price"). The Aggregate Purchase Price shall consist of (i) RMB 71,845,460 in cash ("Cash Consideration") and (ii) such number of the Purchaser Common Shares equal to (A) RMB 57,716,822 in the aggregate, divided by (B) the average closing price of such shares on the National Securities Exchange on which the Purchaser Common Shares are then listed for trading during the one hundred and eighty (180) trading day period ending on the day immediately prior to the Closing Date ("Consideration Shares").

(b) The Aggregate Purchase Price shall be paid as follows:

(i) at the Closing (as defined below), the Purchaser shall pay to each of the Sellers the US dollar equivalent of such amount of Cash Consideration as set forth opposite to his/her/its name in Schedule A; and

(ii) at the Closing (as defined below), the Purchaser shall deliver to each of the Consideration Shares Recipients such number of Consideration Shares equal to (A) the applicable amount as set forth opposite to his/her/its names in Schedule A, divided by

8

(B) the average closing price of such shares on the National Securities Exchange on which the Purchaser Common Shares are then listed for trading during the one hundred and eighty (180) trading day period ending on the day immediately prior to the Closing Date.

(c) The Purchaser's obligation to pay the Aggregate Purchase Price will be subject to the continued accuracy as of the date hereof and the Closing of the Sellers' representations and warranties made herein. At the Closing, the Sellers shall make the closing deliveries as set forth in Section 2.04, as applicable and the Purchaser shall make the closing deliveries as set forth in Section 2.05 (the "Closing Deliveries").

SECTION 2.03. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Sale Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of the Purchaser, which are located at Haidian District, Beijing, PRC or remotely via exchange of documents and signatures following the satisfaction or, if permissible, waiver of all conditions to the obligations of the Parties set forth in Article VI hereof (other than those conditions that will be satisfied at the Closing) which shall be targeted for January 22, 2016 but shall be no later than January 22, 2016, or at such other place or at such other time or on such other date as the Parties may mutually agree upon in writing. The date and time of the Closing are herein referred to as the "Closing Date".

SECTION 2.04. Closing Deliveries by the Sellers. At the Closing, each of the Sellers shall deliver or cause to be delivered to Purchaser:

(a) duly executed instruments of transfer in respect of the relevant Sale Shares in favor of the Purchaser together with the relevant share certificate evidencing the relevant Sale Shares;

(b) the share certificates of the Company representing the Sale Shares being purchased by the Purchaser at the Closing;

(c) a true and complete copy of the resolutions duly and validly adopted by the board of directors of each of Sellers evidencing its authorization and approval of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

(d) the Lockup Agreement executed and delivered by the Consideration Shares Recipients.

SECTION 2.05. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Sellers:

9

(a) the relevant Cash Consideration for the Sale Shares to be paid pursuant to Section 2.02(b)(i), in U.S. dollars by wire transfer in immediately available funds to the bank account designated by each of the Sellers;

(b) the relevant Consideration Shares to be delivered to the Consideration Shares Recipients pursuant to Section 2.02(b)(ii) to be represented by the share certificate duly signed and sealed for and on behalf of the Purchaser, and evidence proving the registration of the Consideration Shares Recipients as the legal and beneficial holder of the Consideration Shares in the extract of the register of members of the Purchaser certified by the by the registered agent of the Purchaser;

(c) a true and complete copy of the resolutions duly and validly adopted by the board of directors of the Company evidencing its authorization and approval of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(d) a true and complete copy of the resolutions duly and validly adopted by the board of directors of the Purchaser evidencing its authorization and approval of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

(e) the Lockup Agreement executed by the Purchaser and delivered to the Consideration Shares Recipients.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

As an inducement to the Purchaser to enter into this Agreement, each Seller, severally but not jointly, represent and warrant to the Purchaser that: as of the date hereof, and the Closing Date hereunder, each of the statements contained in this Article III is true, accurate and complete.

SECTION 3.01. Organization and Qualification. Each Seller (to the extent that such Seller is a corporate entity) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction where it is registered and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

SECTION 3.02. Authority; No Conflict; No Encumbrances.

10

(a) Each Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Sellers and, assuming the due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms.

(b) The execution and delivery of this Agreement by the Sellers do not, and the performance of this Agreement by the Sellers will not, (i) conflict with or violate the organizational documents of the Sellers, (ii) conflict with or violate any Law applicable to the Sellers or by which any property or asset of the Purchaser is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of the Seller pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

(c) Except those contemplated in the Shareholders Agreements and the applicable Law, no Sale Shares are subject to any pre-emptive rights, rights of first refusal or other rights to purchase such shares (other than in favor of the Purchaser). All the Sale Shares are owned of record and beneficially by the Sellers, free and clear of any Encumbrances (other than Encumbrances created by this Agreement and the Shareholders Agreements), in the numbers set forth in Schedule A hereto.

SECTION 3.03 Regulatory Matters. Any Sellers or each holder of any Equity Securities of any Sellers (each, a "Company Security Holder"), who is a Domestic Resident and subject to any of the registration or reporting requirements of Circular 37 or any other applicable SAFE rules and regulations (collectively, the "SAFE Rules and Regulations"), has complied with such reporting and/or registration requirements under the SAFE Rules and Regulations. None of the Company Security Holders has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations and the Company and the Company Security Holders have made all oral or written filings, registrations, reporting or any other communications required by SAFE or any of its local branches.

11

SECTION 3.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Sellers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement to the Sellers to enter into this Agreement, the Purchaser hereby represents and warrants to each Seller as of the date hereof, and the Closing Date hereunder, each of the statements contained in this Article IV is true, accurate and complete.

:

SECTION 4.01. Organization and Qualification. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

SECTION 4.02. Authority; No Conflict; Required Filings and Consents.

(a) The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the Sellers, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

(b) The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, (i) conflict with or violate the organizational documents of the Purchaser, (ii) conflict with or violate any Law applicable to the Purchaser or by which any property or asset of the Purchaser is bound or affected, or (iii) result in any breach of or constitute a default (or an event

12

which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

(c) The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or Governmental Authority, other than any of the foregoing required under US securities laws or which will not materially impair the Purchaser's ability to perform its obligations hereunder.

SECTION 4.03. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Confidentiality. The Sellers agree to, and shall cause their respective agents, representatives, affiliates, employees, officers and directors to: (a) treat and hold as confidential all (and not disclose or provide access to any Person to) any information relating to trade secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and any and all other confidential or proprietary information with respect to the Business, the Company and each Affiliate, (b) in the event that any Seller or any such agent, representative, affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser, the Company or any Affiliate may seek a protective order or other remedy or waive compliance with this Section 5.01, (c) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.01, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (d) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Company or the Purchaser any and all copies (in whatever form or medium) of all such confidential information (and any analysis, compilations, studies or other documents prepared in whole or in part on the basis thereof) then in the possession of the Sellers or any of their agents,

13

representatives, affiliates, employees, officers and directors and destroy any and all additional copies then in the possession of the Sellers or any of their agents, representatives, affiliates, employees, officers and directors of such information, analyses, compilations, studies or other documents; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement or other obligation of confidentiality by the Sellers or any of their agents, representatives, affiliates, employees, officers or directors; and provided further that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain. The Sellers agree and acknowledge that remedies at law for any breach of its obligations under this Section 5.01 are inadequate and that in addition thereto the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

SECTION 5.02. PRC TAX Matters. Each Seller shall, severally but not jointly, report to the PRC Governmental Authority and pay any Tax which may be assessed and imposed by the PRC Governmental Authority in connection with the transactions contemplated hereunder ("PRC Tax Matters") pursuant to the PRC Laws.

SECTION 5.03. Further Action. Each of the Parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS TO THE TRANSACTIONS

SECTION 6.01. Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(i) Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, except to the extent such representations and

14

warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing Date shall have been complied with in all material respects, and the Sellers shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof; and

(ii) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 6.01(ii) shall not apply if any Seller has directly or indirectly solicited or encouraged any such Action.

SECTION 6.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(i) Representations, Warranties and Covenants. The representations and warranties of the Sellers contained in Article III of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing Date shall have been complied with, and the Purchaser shall have received a certificate signed by the Sellers to such effect;

(ii) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against any of the Sellers, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which is likely to render it impossible or unlawful to consummate such transactions or which could have a Material Adverse Effect or otherwise render inadvisable the consummation of the transactions contemplated by this Agreement;

15

(iii) Approvals. The Purchaser and the Company Security Holders (where applicable) shall have received all Approvals for the consummation of the transactions contemplated by this Agreement.

ARTICLE VII

INDEMNIFICATION

SECTION 7.01. Indemnification. (a) Each Seller hereby agrees to severally but not jointly indemnify and hold harmless the Purchaser, and the Purchaser's Affiliates, directors, officers, agents and assigns, from and against any and all Indemnifiable Losses suffered by the Purchaser, or the Purchaser's Affiliates, directors, officers, agents and assigns (each, an "Indemnified Person"), directly or indirectly, as a result of, or based upon or arising from (i) any inaccuracy in any of the representations or warranties made by such Seller in Article III of this Agreement; or (ii) any breach or non-performance of any of the covenants or agreements made by such Seller in or pursuant to the this Agreement. Each Seller hereby agrees to, severally and not jointly, indemnify and hold harmless the Indemnified Persons, directly or indirectly, as a result of, or based upon or arising from any Tax Liability of such Seller in connection with the transactions contemplated hereby. The rights contained in this Section 7.01 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

(b) For the avoidance of doubt, each of the Sellers hereby agrees and covenants that it will not challenge or raise a defense to any claim against such Seller or the exercise of any right or remedy against such Seller (whether under this Section 7.01 or any other provision of this Agreement) on the grounds that such claim, right or remedy is not enforceable or permitted by applicable Law.

(c) Notwithstanding any other provision contained herein, the Sellers and the Purchaser acknowledge that the indemnities under Section 7.01 shall be subject to the following provisions: (i) any Indemnified Person shall not bring any indemnity claim against any of the Sellers for such matter of which has been disclosed, shown or reflected in this Agreement; (ii) the aggregate liability of each Seller for all indemnification obligations under this Agreement (including but not limited to this Section 7.01) shall not exceed an amount equal to the relevant Aggregate Purchase Price as set forth opposite his/her/its name in Schedule A, other than in the case of fraud or intentional misconduct of such Seller; (iii) the Sellers and the Purchaser agree that in respect of any claims against any Seller, any such claim, which shall be accompanied by preliminary written evidence and reasonable detail, and shall be made to such Seller on or before the first (1st) anniversary of the Closing, and none of the Sellers is liable for any claims made after the first (1st) anniversary of the Closing

16

as mentioned above; (iv) the Sellers are not liable to indemnify the Indemnified Persons in respect of any claims under this Agreement to the extent that such claims would not have arisen but for a change in any law, regulation or government decrees promulgated after the Closing; and (v) the Sellers shall not be liable in respect of any claim unless the aggregate liability for all the claims exceeds US$100,000 in which case the relevant Seller(s) shall be liable for all of the excess part; provided, however, that none of the limitations on liability or indemnification contained provided in this Section 7.01(c) shall apply to any claim in respect of Tax Liability arising from or in connection with the breach or non-performance of any Seller's covenant as to the PRC Tax Matters which shall continue until the expiry of the applicable limitation period prescribed by Law in relation to the underlying claim (whether brought or initiated by a governmental authority, a third party or otherwise).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(i) by the Purchaser if, between the date hereof and the Closing: (i) an event or condition occurs that has resulted in a Material Adverse Effect; (ii) any representations and warranties of the Sellers contained in this Agreement shall not have been true and correct in all material respects when made; (iii) the Sellers shall not have complied with the covenants or agreements contained in this Agreement to be complied with by it which may bring Material Adverse Effect;

(ii) by the Purchaser or the Sellers if the Closing shall not have occurred by January 22, 2016; provided, however, that the right to terminate this Agreement under this Section 8.01(ii) shall not be available to the Purchaser or the Sellers if its failure to fulfill any obligation under this Agreement or its misrepresentation shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(iii) by the Purchaser or the Sellers in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(iv) by the mutual written consent of the Purchaser and the Sellers.

17

SECTION 8.02. Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Sections 5.01 and 10.01; and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement.

SECTION 8.03. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of the Purchaser and the Sellers or (b) by a waiver in accordance with Section 8.04.

SECTION 8.04. Waiver. Any Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered by the other Parties pursuant hereto or (c) waive compliance with any of the agreements of the other Parties or conditions to such Parties' obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

ARTICLE IX

POST CLOSING COVENANTS

SECTION 9.01. Lockup Agreement. The Consideration Shares acquired by the Consideration Shares Recipients pursuant to this Agreement shall be subject to a three (3)-year lockup period following the Closing Date during which 1/3 of the Consideration Shares shall be unlocked on the anniversary date of each year of the Closing Date, among such other restrictions as provided for by a lockup agreement among the Purchaser and the Consideration Shares Recipients in such form and substance set forth in Exhibit A (the "Lockup Agreement") .

Section 9.02. ESOP Redemption Price. The Purchaser shall pay the Company the ESOP Redemption Price by wire transfer in immediately available funds to the bank account designated by the Company.

SECTION 9.03. ADSs. Within two (2) months after the Closing Date or such a longer period agreed by the Consideration Shares Recipients, the Purchaser shall deliver each Consideration Shares Recipient ADSs representing the relevant Consideration Shares held by such Consideration Shares Recipient, and evidence

18

proving the registration of the Consideration Shares Recipients as the legal and beneficial holder of the Consideration Shares in the register of ADS holders (including but not limited a true copy of such register certified by the depositary of the Purchaser).

Section 9.03. Further Assurances. At any time and from time to time, the Sellers and Purchaser shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by the other, as the case may be, and necessary for it, as the case may be, to satisfy its respective obligations hereunder or obtain the benefits contemplated hereby.

ARTICLE X.

GENERAL PROVISIONS

SECTION 10.01. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including, without limitation, all fees and disbursements of counsel, accountants, financial advisors, experts and consultants incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred. All stamp duty payable under any applicable law in connection with the completion of the transactions contemplated hereunder shall be borne by the Purchaser and the Sellers in equal shares and on a pro rata basis based on the amount the Sale Shares held by each of the them among the Sellers, if any.

SECTION 10.02. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other Parties; (b) when sent by facsimile at the number set forth in the Schedule of Notice attached hereto; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the Parties as set forth in the Schedule of Notice; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the Parties as set forth in the Schedule of Notice with next-Business Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10.02 by giving, the other Parties written notice of the new address in the manner set forth above.

19

SECTION 10.03. Third-Party Beneficiaries. Except for the provisions of Article VII relating to indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 10.04. Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without prior notification to the other Parties, and the Parties shall cooperate as to the timing and contents of any such press release or public announcement.

SECTION 10.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 10.06. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided, that, the Purchaser may assign any of its rights, interests or obligations to any Affiliate or Affiliate of the Purchaser. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

SECTION 10.07. Incorporation of the Exhibits. The Exhibits attached hereto and referred to herein are hereby incorporated herein by reference and made a part of this Agreement for all purposes as if fully set forth herein.

SECTION 10.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its laws of conflict.

20

SECTION 10.09. Dispute Resolution. Negotiation Between Parties; Mediations.

(a) The parties agree to negotiate in good faith to resolve any dispute between them arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement (the "Dispute"). If the negotiations do not resolve the Dispute to the reasonable satisfaction of all Parties within thirty (30) days, Section 10.09(b) shall apply.

(b) Arbitration. Each of the Parties hereto irrevocably (i) agrees that any Dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Hong Kong which shall be administered by the Hong Kong International Arbitration Centre ("HKIAC") in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time of the commencement of the arbitration (the "Arbitration Rules"), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of Hong Kong in any such arbitration. There shall be three arbitrators, selected in accordance with the Arbitration Rules, and at least one arbitrator shall be qualified to practice Hong Kong Law. The decision of the arbitration tribunal shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitration tribunal's decision in any court having jurisdiction. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each Party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing Party in any such arbitration shall be entitled to recover from the non-prevailing Party its reasonable costs and attorney fees. The parties acknowledge and agree that, in addition to contract damages, the arbitrators may award provisional and final equitable relief, including injunctions, specific performance, and lost profits.

SECTION 10.10. Headings The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.11. Counterparts This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.12. Currency Exchange. To the extent that any payment denominated in RMB shall be made in U.S. Dollars or monetary value of any

21

Purchaser Common Stocks is expressed in RMB pursuant hereto, such amount shall be translated into U.S. Dollars at the USD: RMB exchange rate of the average median price of foreign exchange rate of the People's Bank of China within the thirty-day period prior to the date of payment or delivery of the Consideration Shares, as the case may be.

SECTION 10.13. Entire Agreement. This Agreement (including the Exhibits) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

22

IN WITNESS WHEREOF, each of the Purchaser, the Sellers, the Company and the Founders has duly executed, or has caused to be duly executed by their respective officers thereunto duly authorized, this Agreement as of the date first written above.

“Purchaser”

TAL EDUCATION GROUP

By:	/s/YANG Qiang
Name:
Title:	Authorized Signatory

IN WITNESS WHEREOF, each of the Purchaser, the Sellers, the Company and the Founders has duly executed, or has caused to be duly executed by their respective officers thereunto duly authorized, this Agreement as of the date first written above.

“SELLERS”

CHENG WAI

By:	/s/Cheng Wai
Name:	Cheng Wai

SPLENDOR BOUND LIMITED

By:	/s/Zhang Hui
Name:	Zhang Hui
Title:	Authorized Signatory

TALENT JOURNEY LIMITED

By:	/s/Bai Yun
Name:	Bai Yun
Title:	Authorized Signatory

CONSTANT SUCCESS INVESTMENTS LIMITED

By:	/s/Cao Wei
Name:	Cao Wei
Title:	Authorized Signatory

IN WITNESS WHEREOF, each of the Purchaser, the Sellers, the Company and the Founders has duly executed, or has caused to be duly executed by their respective officers thereunto duly authorized, this Agreement as of the date first written above.

“SELLERS”

LION HIGH INVESTMENTS LIMITED

By:	/s/Ding Lingfang
Name:	Ding Lingfang
Title:	Authorized Signatory

AGNITA INVESTMENTS LIMITED

By:	/s/Wu Ying
Name:	Wu Ying
Title:	Authorized Signatory

IN WITNESS WHEREOF, each of the Purchaser, the Sellers, the Company and the Founders has duly executed, or has caused to be duly executed by their respective officers thereunto duly authorized, this Agreement as of the date first written above.

“SELLERS”

CUPITO HOLDINGS LIMITED

By:	/s/Zhang Yu
Name:	Zhang Yu
Title:	Authorized Signatory

YU Yang

By:	/s/Yu Yang
Name:	Yu Yang

NEW GENIOUS GLOBAL LIMITED

By:	/s/Ni Fanli
Name:	Ni Fanli
Title:	Authorized Signatory

IN WITNESS WHEREOF, each of the Purchaser, the Sellers, the Company and the Founders has duly executed, or has caused to be duly executed by their respective officers thereunto duly authorized, this Agreement as of the date first written above.

“SELLERS”

ACE FRONTIER DEVELOPMENTS LIMITED

By:	/s/Chi Mei
Name:	Chi Mei
Title:	Authorized Signatory

BERTRAM HOLDINGS LIMITED

By:	/s/Zhang Liang
Name:	Zhang Liang
Title:	Authorized Signatory

DRAGON YEAR INVESTMENTS LIMITED

By:	/s/Wang Yu
Name:	Wang Yu
Title:	Authorized Signatory

GREAT TIME DEVELOPMENTS LIMITED

By:	/s/Wang Hao
Name:	Wang Hao
Title:	Authorized Signatory